FILE NO. 41629.109847

August 8, 2005

VillageEDOCS
14471 Chambers Road, Suite 1035
Tustin, CA  92780

          Re:     VillageEDOCS (the "Company") Registration Statement on Form SB-2

Ladies and Gentlemen:

          You have requested our opinion in connection with the registration of resales of an aggregate of 153,359,867 shares of the Company's Common Stock (the "Shares"), which is described in the Company's registration statement on Amendment No. 1 to Form SB-2 to which this opinion is attached as Exhibit 5.1. The Shares consist of the following:

          1.       16,000,000 shares which represent shares issuable upon conversion of convertible promissory notes and preferred stock ("Registration Right Shares"); and

          2.       40,000,000 shares issuable upon exercise of common stock purchase warrants issued in connection with the convertible promissory notes (the "Warrant Shares").

            3.        97,359,867 shares issuable upon conversion or exercise of various convertible promissory notes and common stock purchase warrants.

          Collectively (1), (2) and (3) are referred to as the Registration Rights Shares and Warrant Shares.  We have reviewed the Company's charter documents, the corporate proceedings taken by the Company in connection with the original issuances of the Convertible Promissory Note, Series A Preferred Stock and Common Stock Purchase Warrants to Barron Partners, LP and the related transactions and such other documents, records and matters of law as we have deemed necessary for purposes of this opinion.

          Based on the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth below, we are of the opinion that:

          1.       The Warrant Shares and the Registration Rights Shares have been duly authorized and reserved. The Warrant Shares, when issued upon exercise of each of the Warrants in accordance with their terms, including payment of the applicable exercise price will be validly issued, fully paid and non-assessable.

          In rendering the foregoing opinion, we have (a) that the resolutions of the board of directors of the Company authorizing the Company to issue the Shares will remain in full force and effect until all of the Shares have been issued, and (b) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies and relied, as to certain factual matters, without any independent investigation, inquiry or verification, upon statements or certificates of public officials and of representatives of the Company. In addition, our examination of matters of law has been limited to the General Corporation Law of the State of Colorado and the federal laws of the United States of America, in each case as in effect on the date hereof.

          We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

          Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

                                                            Sincerely,

                                                            Johnson, Pope, Bokor, Ruppel & Burns, LLP

                                                                      /s/ Michael T. Cronin
                                                                      Michael T. Cronin